                                  EXHIBIT 99(a)

                         FOUNTAIN SHAREHOLDER AGREEMENT

        This Shareholder Agreement (this "Agreement") dated as of January 31, 1998 is made by and among Fountain Oil Incorporated, a Delaware corporation (the "Company"), the undersigned Shareholders (the "Shareholders") of the Company, and CanArgo Energy Inc., an Alberta corporation ( "CanArgo").

        WHEREAS the Shareholders are the record and beneficial owners and have the power to vote the respective number of shares of the Company's common stock set forth opposite their respective names in Schedule "A" hereto (collectively, the "Shares");

        WHEREAS the Shareholders desire that the Company and CanArgo enter into a Combination Agreement (the "Combination Agreement") with respect to the acquisition by the Company of all voting stock of CanArgo (the "Combination"); and

        WHEREAS in addition to obligating themselves to each other, the Shareholders are executing this Agreement as an inducement to CanArgo to enter into and execute the Combination Agreement,

        NOW THEREFORE in consideration of the execution and delivery by CanArgo of the Combination Agreement and the mutual covenants, conditions and agreements contained herein and therein, the Company, the Shareholders and CanArgo agree as follows:

        1. At any meeting of Company's Shareholders held prior to the termination of the Combination Agreement and called to vote upon the Combination, the Combination Agreement or any of the transactions contemplated in the Combination Agreement, at any adjournment thereof or in any other circumstances upon which such vote or other approval of the Combination, the Combination Agreement or any of the transactions contemplated in the Combination Agreement is sought, the Shareholders severally shall vote (or cause to be voted) the Shares set forth opposite their respective names in Schedule "A" hereto in favour of the Combination, the Combination Agreement and such transactions.

        2. During the period commencing on the date of this Agreement and ending on the earlier of either (a) the date that the Combination Agreement terminates in accordance with its terms or (b) the Effective Date (as such term is defined in the Combination Agreement), each Shareholder shall not transfer (which term shall include, without limitation, for the purposes of this Agreement any sale, gift or pledge) any or all of such Shareholder's Shares or any interest therein, except pursuant to the Combination, unless the transferee agrees with CanArgo to be bound by this Agreement as if such transferee were a Shareholder and had executed this Agreement. Subject to Section 8 hereof, during such period the Shareholders shall not engage or cooperate in any discussion or negotiations with any person or entity other than CanArgo, or make or solicit any offers, with respect to the transfer of any or all of the Shares (except as permitted by the preceding sentence) or the acquisition (by merger, tender offer or otherwise) of the Company or all or substantially all of its stock, business or assets.

        3. Each of the Shareholders severally represents and warrants to CanArgo that such Shareholder is the beneficial and record owner of, and has power and authority to dispose of, and the unrestricted right to vote, the number of Shares set forth opposite such Shareholder's name in Schedule "A" hereto.

        4. The Shareholders hereby agree to provide each of the undertakings contemplated by the Combination Agreement to be undertaken by "affiliates" of the Company.

        5. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopier, telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

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        If to the Shareholders or any of them the address or addresses, as appropriate, as set forth on Schedule "A" hereto.

        If to the Company:

               Fountain Oil Incorporated
               Skysstasjon 11B (4th floor)
               1370 Asker, Norway

               Attention:  Nils N. Trulsvik, President

With a copy to:

               Gibson, Dunn & Crutcher LLP
               333 South Grand Avenue
               Los Angeles, California  90071-3197

               Attention:  Bruce D. Meyer, Esq.

If to CanArgo:

               CanArgo Energy Inc.
               1580, 727 7th Avenue S. W.
               Calgary, Alberta
               T2P  0Z5

               Attention:  Michael R. Binnion, Esq., Chief Financial Officer

With a copy to:

               Lang Michener
               181 Bay Street, Suite 2500
               Toronto, Ontario
               M5J 2T7

               Attention:  Philippe Tardif, Esq.

or to such other address as any of the foregoing parties may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

        6. Each of the Shareholders agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to whom legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise, including without limitation their respective heirs, guardian, administrator or successor. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, conversion or other change in the capital structure of the Company affecting the common shares of the Company or acquisition of additional common shares by any of the Shareholders, the number of Shares listed in Schedule "A" beside the name of each Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional common shares or other securities issued to or acquired by the Shareholders.

        7. The Company and the Shareholders hereby agree that each of the Shareholders will tender to the Company any and all certificates representing the Shares and the Company will inscribe upon those certificates the following legend: "The shares of common stock of Fountain Oil Incorporated represented by this certificate are



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subject to a Shareholder Agreement dated as of January 31, 1998. Copies of such
Shareholder Agreement may be obtained at the principal executive offices of Fountain Oil Incorporated."

        8. No Shareholder executing this Agreement who is or becomes during the term hereof a director of the Company makes any agreement or understanding herein in his or her capacity as such director and specifically reserves all rights to act as a director in conformity with his or her fiduciary duties in connection therewith. The Shareholders sign solely in their capacities as owners or holders of the power to vote common shares.

        9. Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions.

        10. This Agreement may be executed in two or more counterparts, each of which shall be considered an original but all of which together shall constitute the same instrument.

        11. This Agreement is intended as an exclusive statement of the terms of the agreement among the parties with respect to its subject matter, supersedes all prior agreements with respect thereto, cannot be changed or terminated by the parties hereto, except by written instrument executed by the party or parties against whom enforcement thereof is sought, and shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. This Agreement, and all obligations of the Shareholders hereunder, shall terminate upon the determination by the Board of Directors of the Company (i) to withdraw its recommendation to the shareholders of the Company that they approve the Combination, the Combination Agreement and the transactions contemplated by the Combination Agreement and (ii) to recommend to such shareholders that they approve an Alternative Transaction (as defined in the Combination Agreement).

                                     FOUNTAIN OIL INCORPORATED


                                     By:  /s/ Nils N. Trulsvik
                                        -------------------------------
                                          Name:  Nils N. Trulsvik
                                          Title: President and Chief Executive
                                                 Officer


                                     CANARGO ENERGY INC.


                                     By:  /s/ David Robson
                                        -------------------------------
                                          Name:  David Robson
                                          Title: Chairman
SHAREHOLDERS


/s/ Einar H. Bandlien
-------------------------------
Einar H. Bandlien


/s/ Nils N. Trulsvik
-------------------------------
Nils N. Trulsvik



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/s/ Stanley D. Heckman
-------------------------------
Stanley D. Heckman


/s/ Eugene J. Meyers
-------------------------------
Eugene J. Meyers


/s/ Oistein Nyberg
-------------------------------
Oistein Nyberg


/s/ Robert A. Halpin
-------------------------------
Robert A. Halpin



/s/ Svein E. Johansen
-------------------------------
Svein E. Johansen


/s/ Rune Falstad
-------------------------------
Rune Falstad




-------------------------------




-------------------------------



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
                                  SCHEDULE "A"


SHAREHOLDERS
(NAME AND ADDRESS)                   SHARES OF COMMON STOCK
------------------                   ----------------------
Nils N. Trulsvik                              135,400

Einar H. Bandlein                             161,968

Stanley D. Heckman                            100,793

Eugene J. Meyers                              532,728

Oistein Nyberg                                132,000

Robert A. Halpin                               12,000

Svein E. Johansen                             203,161

Rune Falstad                                   21,000



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